Exhibit 1.1
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
DRYSHIPS INC.

I, Christopher J. Thomas, the Chief Financial Officer of DryShips Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Corporation”), for the purpose of amending the Articles of Incorporation of the Corporation hereby certify:

1.           The name of the Corporation is: DRYSHIPS INC.

2.           The Articles of Incorporation were filed with the Registrar of Corporations as of the 9th day of September 2004.

3.           Section D (a) of the Company’s Articles of Incorporation shall be deleted and replaced in its entirety with the following:

  (a) The aggregate number of shares of common stock that the Corporation is authorized to issue is seventy-five million (75,000,000) registered shares with a par value of one cent (US$0.01).

   Section M shall be added to the Company’s Articles of Incorporation as follows:

  M. No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended.  If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended.  Any repeal or modification of this Section M shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

4.           The amendments to the Articles of Incorporation were authorized by the vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders.

IN WITNESS WHEREOF, I have executed these Articles of Amendment on this 13th day of September 2006.

/s/ Christopher J. Thomas
Christopher J. Thomas Chief Financial Officer and Director